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                                                                     Exhibit

99.3

REVOCABLE PROXY

                        ALIGN-RITE INTERNATIONAL, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                        SPECIAL MEETING OF SHAREHOLDERS



          The undersigned shareholder of Align-Rite International, Inc., a California corporation ("Align-Rite"), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement/Prospectus, each dated February. , 1999, and hereby appoints James L. MacDonald and Petar Katurich and each of them, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of Align-Rite to be held March 21, 2000 at 10 a.m., California time, at the Burbank Hilton Hotel, 2500 Hollywood Way, Burbank, California 91505, and at any adjournments or postponements thereof, and to vote shares of the Align-Rite common stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below:

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.





          The Align-Rite board of directors recommends a vote for Proposal 1 to approve the principal terms of the Agreement and Plan of Merger dated, as of September 15, 1999, as amended by Amendment No. 1 dated as of January 10, 2000, by and among Align-Rite, Al Acquisition Corp. and Photronics, Inc.
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1.   To approve the principal terms of the merger agreement and approve the merger.


                   [_]   FOR    [_]  AGAINST    [_]  ABSTAIN

2. To vote on such other business as may properly come before the Align-Rite Special Meeting or any adjournments or postponements thereof.

                              (SEE REVERSE SIDE)




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          This proxy will be voted as directed, or if no direction is indicated, will be voted for the proposal listed, and as the proxies deem advisable on such other matters as they come before the meeting, including, among other things, consideration of any motion made for adjournment of the meeting including for purposes of soliciting additional votes unless this proxy is directed to vote against the merger agreement.

          The undersigned shareholder may revoke this proxy at any time before it is voted by filing with the Secretary of Align-Rite either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Align-Rite Special Meeting and voting in person.

          PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON SHARE CERTIFICATES.

                                           _______________________________

                                           _______________________________
                                            Signature(s) of Shareholder or
                                              Authorized Representative

                                           Date: __________________________

                                           Each executor, administrator,
                                           trustee, guardian, attorney-in-fact
                                           and other fiduciary should sign and
                                           indicate his or her full title. When
                                           shares have been issued in the name
                                           of two or more persons, all should
                                           sign. If a corporation, please sign
                                           in corporate name by President or
                                           other authorized officer. If a
                                           partnership, please sign in
                                           partnership name by authorized
                                           person.

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